Exhibit 3.3

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GOLD KIST INC.

Gold Kist Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Corporation’s Amended and Restated Certificate of Incorporation to change the name of the Corporation, declaring said amendment to be advisable and requesting the sole stockholder to consider and approve such amendment. The proposed amendment is as follows:

RESOLVED, that Article FIRST of the Corporation’s Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

“FIRST: The name of the corporation is “PILGRIM’S PRIDE CORPORATION OF GEORGIA, INC.” (the “Corporation”).”

SECOND: That the sole stockholder of the Corporation approved the proposed amendment.

THIRD: That the proposed amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by Richard A. Cogdill, its authorized officer, on this 9th day of January, 2007.

Gold Kist Inc.

By:	/s/ Richard A. Cogdill
Name:	Richard A. Cogdill
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary